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                      [COCHRAN, CARONIA & CO. LETTERHEAD]

                                                                    EXHIBIT 99.4






                        CONSENT OF COCHRAN, CARONIA & CO.

         We hereby consent (i) to the use of our opinion letter to the Board of Directors of Professionals Group, Inc. included as Exhibit C to the Joint Proxy Statement/Prospectus relating to the proposed consolidation of Professionals Group, Inc. and Medical Assurance, Inc. pursuant to the Agreement to Consolidate dated June 22, 2000 between Professionals Group, Inc. and Medical Assurance, Inc. and (ii) to all references to our firm and such opinion, and to all summaries of such opinion, in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                      /s/ Cochran, Caronia & Co.
                                                      --------------------------
                                                          COCHRAN, CARONIA & CO.



Date: November 2, 2000